EXHIBIT 5

OPINION OF CHRISTOPHER P. FLANNERY

CHRISTOPHER P. FLANNERY, ESQ.
4 Hillman Drive
Suite 104
Chadds Ford, Pennsylvania 19317
(610) 361-8016 (Voice) • (610) 558-4882 (Fax)
e-mail: cpflannerylaw@gmail.com

July 26, 2010

Camelot Entertainment Group, Inc.
8001 Irvine Center Drive
Suite 400
Irvine, CA 92618

Ladies and Gentlemen:

I represent Camelot Entertainment Group, Inc., a Delaware corporation (the “Corporation”).  The Corporation is about to register with the Securities and Exchange Commission on a registration statement on Form 5-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, 1,500,000 shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), to be issued under the 2010 Incentive and Nonstatutory Stock Option Plan (the “Plan”).  The shares registered (the “Registered Shares”) may be offered and sold under the Plan.

In rendering the opinions expressed below, I have examined the Registration Statement, the Plan, and the Company’s Articles of Incorporation and Bylaws, each as amended to date. I have also examined and relied upon such corporate records of the Corporation and other documents and certificates with respect to factual matters as I have deemed necessary to render the opinion expressed below.  Without limiting the generality of the foregoing, I have assumed without independent verification, that (i) each document I reviewed has been duly and validly executed and delivered by each party thereto to the extent due execution and delivery are a prerequisite to the effectiveness thereof, (ii) each natural person executing each document has sufficient legal capacity to do so, and (iii) all original documents reviewed are authentic, the signatures on all documents examined are genuine, and all certified, conformed, photostatic or facsimile copies of documents reviewed conform to the original document.

On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other relevant information, I am of the opinion that the Registered Shares, when and to the extent issued and sold in accordance with the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable.

The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Delaware as in effect as of the date hereof and does not extend to or express any opinion concerning any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations.

I hereby consent to the filing of this opinion as part of the Registration Statement.  In giving this consent, I do not thereby admit that l am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.  This opinion is intended solely for your use in connection with the transactions described above.  No other person may rely on this opinion for any other purpose without my prior written consent.

Very truly yours,

/s/ Christopher P. Flannery

CHRISTOPHER P. FLANNERY